Letter to Shareholders Q4 2020

Q4 2020 LETTER TO SHAREHOLDERS 2 Dear Shareholders, 1. Adjusted GPU is a non-GAAP financial measure. Please see the discussion in the section “Explanation of Non-GAAP Measures” and the reconciliations included at the end of this shareholder letter. 2020 was an unusual year for everyone – corporations, employees and consumers. The pandemic disrupted our lives and was particularly challenging for those working on the front lines, like Shift’s operational team members. At the same time, the pandemic accelerated the economy’s digital transformation. Shift’s online solution for buying and selling used cars was well positioned to continue servicing customers when many others could not. While this period has been hard for everyone, the last 12 months has made us confident digital adoption in the used car market is here to stay and we believe that Shift is uniquely positioned to thrive in the years to come. Through the many challenges of 2020, we at Shift found opportunity to transform our business. In October, we completed our merger with Insurance Acquisition Corp and started trading as a public company on the Nasdaq as SFT. In several respects, the fourth quarter was a record-setting period for the company. We set new records for both units sold and revenue, selling 4,666 total used cars and earning $73.4mm in revenue, representing 147% and 168% year-over-year growth, respectively. It also was the first time in our history where we’ve grown the business sequentially from the third quarter to the fourth quarter, overcoming the negative seasonal effects we typically experience this time of the year. That said, the quarter had challenges, some we anticipated, others we did not, that primarily impacted our per unit gross profit. As indicated on our third quarter earnings call, we expected our fourth quarter results to be impacted by our significant use of third party reconditioning during Q3 and slightly less in Q4, as we worked to increase and maintain our sellable inventory levels following COVID lockdowns and Q2 furloughs. Throughout the second half of 2020, while we were very successful in acquiring and growing total inventory, our sellable inventory remained well below target levels since mid-summer. All in, our gross profit per unit and Adjusted GPU1 came to $466 and $514 for the quarter, respectively, below our expected range. These were temporary issues, and we’ve since seen a major recovery in GPU, which will be reflected in our Q1 guidance. In this letter we’ll outline our current strategic priorities, Q4 highlights and financial results, and finally our Q1 and FY 2021 guidance.

Q4 2020 LETTER TO SHAREHOLDERS Strategic Priorities 3

Q4 2020 LETTER TO SHAREHOLDERS 4 Building lasting brand awareness through our marketing strategy New market expansion Continue to develop our back-end offerings Strategic Priorities Last quarter, we outlined several strategic priorities including deepening existing market penetration and expanding into new markets; improving attachment rates of ancillary products; driving reconditioning efficiencies; and increasing our brand recognition. Throughout Q4, we made significant progress on each of those goals and continue to build upon that progress as we look to our near-term priorities for 2021. These include:

Q4 2020 LETTER TO SHAREHOLDERS example, in our Sacramento test, we found that our CAC in Q4 was about 50% lower compared to the blended average across all markets, and Sacramento unit growth rate over the quarter outpaced Shift’s total. As a result of our successful test cells, we have begun deploying our new strategy, highly concentrated on investing in brand awareness, with a national TV campaign that we think will resonate with Building lasting brand awareness through our marketing strategy 5 consumers and build our brand over the long-term. While we expect our investments today to pay off in the long-term, we’ve already seen really positive early indicators for where we are heading. Site visits and leads have seen a meaningful uptick since we’ve launched our new strategy. We are creating non perishable brand impressions that are going to carry forward and benefit us throughout 2021 and beyond. Building brand awareness is key for both growing our presence in existing markets and laying a strong foundation for new market expansion. It is also highly cost efficient and delivers a longer-term ROI compared to the alternative of digital marketing. In Q4, we initiated a major transition of our marketing strategy. We began by setting up several test cells and deployed our creative brand assets through various channels in several California markets, with a multi-touch comprehensive brand awareness strategy in Sacramento. The results of our tests enabled us to make critical strategic decisions about how to get the most leverage from our marketing investments. For

Q4 2020 LETTER TO SHAREHOLDERS Continue to develop our back-end offerings Another operational focus area in Q4 was growth in Other Revenue, which remains a key long-term strategic priority to meaningfully increase our profitability. In the fourth quarter, we grew Other Revenue more than 350%, as we continued to increase our attach rates of ancillary products to our sales. We will continue to invest in these offerings - including F&I solutions - to improve monetization per unit over time, increasing attach rate and driving gross profit margin expansion. We are very confident in our ability to continue to drive improvements in this space. The $743 and $791 per ecommerce unit of other gross profit per unit and adjusted other GPU1, respectively, we are reporting in Q4 is a meaningful improvement and represent 101% and 66% year-over-year growth, respectively, but there is still tremendous upside to be had here and we remain very excited about the opportunity we’re seeing. 61. Adjusted GPU is a non-GAAP financial measure. Please see the discussion in the section “Explanation of Non-GAAP Measures” and the reconciliations included at the end of this shareholder letter.

Q4 2020 LETTER TO SHAREHOLDERS While we believe there is still ample room to grow in our existing markets, we have always viewed expanding into new markets as a key growth driver. Q4 marked the beginning of the largest geographic expansion plan in Shift’s history. In late October, we launched a buyer market in Seattle, which solidified our presence on the West Coast, spanning down from Canada to Mexico. Additionally, in Q4, we launched four seller markets, where we acquire select cars only, in Texas: Dallas, Fort Worth, San Antonio, and Austin. Given the timing of this expansion, these markets will not be a key growth driver in the first quarter, but we expect sales levels to gradually ramp over the course of 2021. We’ve seen clear evidence that our business model is resonating in our existing footprint, and plan to continue our market expansion opportunistically in 2021. New Market Expansion Hubs San Francisco, Los Angeles, San Diego, Sacramento, Portland, Seattle 60 mi. market radius 60 mi. acquisition radius Acquisition Markets Dallas, Fort Worth, Austin, San Antonio States where we’ve delivered vehicles 7

Q4 2020 LETTER TO SHAREHOLDERS 8 Q4/FY 2020 Highlights

Q4 2020 LETTER TO SHAREHOLDERS

Reconditioning & Inventory Growth

2020 was a transformational year for our reconditioning operations. While Covid presented unprecedented challenges to this part of our business, we are proud of the strides we made in improving and growing our reconditioning capabilities and exited the year in a position of strength. At the onset of Covid, we made the decision to be hyper-selective about our acquisitions and furloughed members of our reconditioning team, which led to a significant sellable inventory gap as consumer demand accelerated. We faced headwinds in mechanic hiring and re-ramping up our in-house reconditioning operations as we accelerated acquisitions, and we ultimately decided to outsource reconditioning for a larger percentage of cars as we worked to build our sellable inventory base.

However, in Q4, we made massive improvements in our reconditioning operations and steadily and dramatically reduced our use of third-party reconditioning. **By January 2021, we returned to pre-COVID utilization levels where only 15% of our vehicles were processed using external reconditioning**, as compared to a peak of 45% in August and September. Our hiring of reconditioning technicians accelerated throughout the period and we achieved the headcount targets required to be fully in-house in our core markets by January, months ahead of schedule. In addition, we brought on new reconditioning leadership that drove significant operational efficiencies, including changes to our processing flows, scheduling, and production time management, which has dramatically improved performance. As a result, we have seen week-over-week improvements in our in-house reconditioning capacity and steady cost reductions. While in October 2020 we were processing 250 cars per week in-house, **by the middle of Q1 2021 we were processing over 500 cars per week and we expect to continue to grow our capabilities**.

By early December, when we had greater confidence in our reconditioning operation's ability to process more cars in-house, we started to invest significantly in accelerating our vehicle acquisitions, in order to improve the low sellable inventory position we had been operating in ever since initial COVID restrictions were lifted in summer 2020. **We have been able to increase sellable inventory 148% from the beginning of December to the beginning of March**, and have continued to grow into March. The number of units we acquired in December was double the monthly average for the first nine months of the year. These reconditioning changes will continue to benefit Shift throughout the year and for the long-term as we continue to execute on our aggressive growth trajectory. We believe there are significant efficiencies to be had in reconditioning in the future and are excited to see those coming into place.

SELLABLE INVENTORY POSITION


7.3x growth
1,022
(72%)
286
+197%
850
(1%)
843
+98%
1,665
+25%
2,089
Inventory High (April 2020)
Inventory Low (June 2020)
Beginning Q4 2020
Beginning Dec 2020
Beginning Feb 2021
Beginning Mar 2021

PERCENTAGE OF CARS RECONDITIONED USING SUBLET[1]


12%
9%
10%
13%
14%
20%
37%
45%
45%
28%
21%
18%
14%
Jan 2020
Feb 2020
Mar 2020
Apr 2020
May 2020
Jun 2020
July 2020
Aug 2020
Sept 2020
Oct 2020
Nov 2020
Dec 2020
Jan 2021

SHIFT

1. Sublet defined as the majority of mechanical work done by an external vendor.

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Q4 2020 LETTER TO SHAREHOLDERS 10 75 Q1 2020 Q2 2020 Q3 2020 Q4 2020 946 403 174 1,167 475 260 1,954 720 552 2,136 621 Buy It Now OTS (Test Drive/Hub) TD Delivery (delivered after test drive) QUARTERLY SALES VOLUME BY FULFILLMENT METHOD, ABSOLUTE 5% Q1 2020 Q2 2020 Q3 2020 Q4 2020 28% 66% Buy It Now OTS (Test Drive/Hub) TD Delivery (delivered after test drive) QUARTERLY SALES VOLUME BY FULFILLMENT METHOD, PERCENTAGE 10% 26% 64% 9% 25% 67% 17% 17% 65% Our platform has delivered cars in states. In February 2020, we launched a new sales channel whereby customers anywhere in the country can fully transact online without a test drive. This product has grown substantially over the course of 2020, and we have now delivered cars in 41 states plus the District of Columbia. This has been a core piece to our omni-channel fulfillment model, and while we remain primarily focused on growth in our core markets, we believe this product is well positioned to provide additional leverage as we build a national brand. We expect to see further growth from this channel in 2021, supported by our national brand awareness strategy. FUN FACT 41 Shift continues to make significant improvements to our product, with a strong focus on helping web and mobile app visitors find a car they love, and making it easy to purchase that car once they have found it. In Q4, we released a new quiz-based shopping tool that helps customers filter down our inventory based on the criteria that matter most to them. Users answer a short set of questions about what they're looking for, and our system recommends several Shift cars that match those preferences. We will continue improving this tool, but initial results have been very positive: users who complete the quiz go on to book a test drive or initiate an online car purchase at a rate more than 3 times higher than the average for Shift web shopping visitors. We have also expanded access to our online purchase process, adding this capability to our native iOS app. App users can now initiate a purchase from anywhere in the country, including the option to use Apple Pay to place their deposit. Product & Platform

Q4 2020 LETTER TO SHAREHOLDERS 11 Financial Overview

Q4 2020 LETTER TO SHAREHOLDERS Total Revenue grew 168% to a record $73.4 million. Total units sold were 4,666, up 147%. This included ecommerce and wholesale unit sales growth of 134% and 186%, respectively. In addition to the unit growth, we also saw our Ecommerce Average Sale Price increase 14% year-over-year in Q4 to $18,188. This higher ASP is reflective of changes to our inventory mix as we worked towards an optimal distribution of inventory across the pricing spectrum. While we have seen meaningful swings in our ASP throughout 2020, and expect this trend to continue, it is important to note that we continue to provide a full-spectrum of inventory to our customers, including lower cost Value cars, which continue to differentiate our inventory compared to other ecommerce and offline used-car branded peers. Total revenue grew 18% to $195.7 million in FY 2020. Total units sold were 13,135, up 18%. This included ecommerce and wholesale unit sales growth of 15% and 29%, respectively. Adjusted Gross Profit1 in the fourth quarter of 2020 was $1.7 million, or 2% of sales as compared to $476 thousand or 2% of sales in the prior year period. The increase in adjusted gross profit was due to growth in other revenue as a result of growth in our high margin F&I products and an improvement in wholesale gross profit loss due to improvements we’ve made to our inventory mix, partially offset by a gross profit loss in ecommerce primarily as a result of outsourced reconditioning and the impacts of COVID-19 restrictions on our operations. Adjusted gross profit in FY 2020 was $12.8 million, or 7% of sales as compared to $6.7 million, or 4% of sales in the prior year. Adjusted Gross Profit per Unit1: Fourth quarter adjusted GPU was $514, up from $335 in the prior year period. While this was an increase year-over-year due to higher sales of ancillary products, it was below our initial expectations due to the compounding impacts of high reconditioning costs and low sellable inventory. We also felt adverse impacts from the COVID-19 surge in Q4, which hurt demand for a certain type of inventory and resulted in us taking a loss on the wholesale business as we cleared aging inventory to improve inventory health heading into Q1. Adjusted gross profit per unit for FY 2020 was $1,350, up from $811 in the prior year. SG&A was $31.8 million in the fourth quarter, or 43% of total revenue as compared to $17.6 million or 64% of total revenue. SG&A for FY 2020 was $83.9 million, or 43% of total revenue as compared to $71.9 million or 43% of total revenue in the prior year. The absolute dollar increase in SG&A is primarily due to increased marketing spend as we make strategic investments to increase Shift’s brand recognition, as well as higher personnel expenses as we’ve grown our team over the past year. Adjusted EBITDA1 loss was $28.9 million in the fourth quarter, as compared to $12.8 million last year, driven largely by the increase in marketing costs previously mentioned as well as increased general and administrative costs associated with being a public company, including legal, recruiting and other professional service fees which totaled approximately $2.2 million for the quarter. While we expect to incur increased general and administrative costs as a public company when compared to previous levels as a private company, we expect to see a decrease in certain costs that are non-recurring in nature including recruiting, legal and consulting fees on a quarterly basis in 2021 compared to Q4 levels. Cash & Cash Equivalents: As of December 31, 2020, cash and cash equivalents totaled approximately $234 million. In the fourth quarter, cash flows from operations were a use of approximately $39.9 million of cash. This use of cash was primarily due to building inventory to meet increasing demand. In the fourth quarter, we used cash to finance this inventory build vs. utilizing our floor plan, as the rate at which we were acquiring outpaced the rate at which we could get all the cars floored. As a result, cash use was meaningfully higher than usual in the fourth quarter. During the 4th quarter we used $15.6 million to acquire inventory, and made net payments of $6.6 million on our flooring line. As of year-end 2020, we had approximately $24 million of cash sitting in inventory. We do not expect this to be an ongoing trend and will look to leverage our flooring line more as we move through the first half of 2021. In addition, we paid off our $25 million delayed draw term loan and $6.1 million PPP loan during the quarter. Shares Outstanding: On December 24th, we completed an exchange offer for publicly traded warrants of approximately 93% of total public warrants outstanding for approximately 1.8 million shares of common stock and $7.2 million in cash. We exchanged all remaining warrants in early January. As of December 31, 2020, we had 83.9 million shares outstanding. 1. Adjusted Gross Profit, Adjusted Gross Profit per Unit, and Adjusted EBITDA are non-GAAP financial measures. Please see the discussion in the section “Explanation of Non-GAAP Measures” and the reconciliations included at the end of this shareholder letter. Financial Results 12

Q4 2020 LETTER TO SHAREHOLDERS

Financial Outlook/Guidance

Revenue

- For Q1 2021, we are guiding to revenue of $90 million to $95 million, which represents an increase of 200% - 217% year over year growth.
- To put this guidance in the context of our expectations for the full-year 2021, we expect to deliver over $450 million in revenue, an increase of 130% year over year. We expect to sell over 20,900 ecommerce units, an increase of 120% year over year. Potential impact of COVID makes ASP projections more difficult, but our revenue expectations assume that ASP will come down in the coming quarters.

Adjusted GPU[1]

- For Q1, we expect Adj. GPU to be in the range of $1,200 to $1,350, a 2x+ improvement over Q4.
- For full year Adj. GPU, we expect to come in above $1,600, representing a 19% year-over-year improvement over our full-year 2020 GPU of $1,350, and still trending on track for our targeted mid-term GPU of $2,500.

Adjusted EBITDA & Adjusted EBITDA Margin[1]

- For Q1, we expect the Adjusted EBITDA loss will be in the range of ($33) to ($35) million, with the primary driver being sustained high in-market OPEX during COVID, combined with the transition we are making in our marketing strategy.
- We will continue to see operating leverage as we scale, and expect Adjusted EBITDA Margin to be better than negative 25% for the full-year, demonstrating continuous improvement from where we are starting in Q1.

While our top-line results and outlook reflect the demand for Shift's product offering, our profitability metrics reflect the reality of managing a high growth company and the challenges of operating in the COVID-19 environment. We expect 2021 to be a big year for not only investing for future growth, but also improving our operations as we scale the business.

Q1 2021 Guidance			FY 2021 Guidance		
Revenue	Adj. GPU[1]	Adj. EBITDA[1]	Revenue	Adj. GPU[1]	Adj. EBITDA Margin[1]
$90-95M	$1,200-$1,350	($33M)-($35M)	$450M+	$1,600+	>(25%)

1. Adjusted Gross Profit,Adjusted Gross Profit per Unit, Adjusted EBITDA, and Adjusted EBITDA Margin are non-GAAP financial measures. Specific quantifications of the amounts that would be required to reconcile the company's adjusted EBITDA and adjusted gross profit guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to adjustments for the valuation of financial instruments that may be required to reconcile to GAAP net loss and GAAP gross profit, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company's adjusted EBITDA and adjusted gross profit would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

SHIFT

13

Q4 2020 LETTER TO SHAREHOLDERS Concurrently, we are excited about the growth potential we continue to see in our existing footprint, which we believe will be the primary beneficiary of our new marketing strategy 14 We remain focused on what will drive Shift’s growth over the long-term: 1. Increasing brand awareness 2. Expanding into new markets 3. Driving F&I

Q4 2020 LETTER TO SHAREHOLDERS Closing 15 George Arison Co-founder and Co-CEO Cindy Hanford CFO Toby Russell Co-founder and Co-CEO We especially want to thank our employees for their tremendous efforts and dedication in 2020 throughout a year of ups and downs amidst the pandemic. Your hard work is paying off as we continue to lay the foundation for long-term success. We would also like to thank our partners and shareholders for their support. Sincerely, Conference Call Information March 8, 2021 2:00 pm PT / 5:00 pm ET (833) 614-1395 or (914) 987-7116 Shift senior management will host a conference call today to discuss the Company’s Q4 and FY 2020 financial results and Q1 outlook. To listen to a live audio webcast, please visit Shift’s Investor Relations website at investors.shift.com. A replay of the audio webcast will be available on the same website following the call. A telephonic replay will be available through Monday, March 15, 2020 by dialing (855) 859-2056, or (404) 537-3406 and entering the passcode 8486229#.

Q4 2020 LETTER TO SHAREHOLDERS 16 Shift Technologies, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands, except share and per share amounts) (unaudited) As of Dec. 31, 2020 As of Dec. 31, 2019 ASSETS Current Assets: Cash and cash equivalents $ 233,936 $ 42,976 Accounts receivable, net 8,426 1,839 Inventory 49,086 18,198 Prepaid expenses and other current assets 5,478 1,899 Total Current Assets 296,926 64,912 Property and equipment, net 2,123 2,120 Capitalized website and internal use software costs, net 6,542 5,679 Restricted cash, noncurrent 1,605 1,600 Deferred borrowing costs 2,149 5,184 Other noncurrent assets 2,748 3,274 Total Assets $ 312,093 $ 82,769 LIABILITIES AND STOCKHOLDER’S EQUITY Current Liabilities: Accounts payable $ 10,675 $ 1,967 Accrued expenses and other current liabilities 22,286 5,954 Flooring line of credit 13,870 16,245 Total Current Liabilities 46,831 24,166 Related party long term note, net, noncurrent — 8,505 Financial instruments liability 25,230 4,810 Other noncurrent liabilities 2,850 1,954 Total Liabilities 74,911 39,435 Stockholders’ equity: Preferred stock – par value $0.0001 per share; 1,000,000 shares authorized at December 31, 2020 and 2019, after recapitalization there are no preferred shares issued or outstanding at December 31, 2020 and 2019 — — Common stock – par value $0.0001 per share; 500,000,000 shares authorized at December 31, 2020 and 2019, respectively; 83,904,182 and 31,394,963 shares issued and outstanding at December 31, 2020 and 2019, respectively 8 3 Additional paid-in capital 511,617 258,628 Accumulated deficit (274,443) (215,297) Total Stockholders’ equity 237,182 43,334 Total liabilities and stockholders’ equity $ 312,093 $ 82,769

Q4 2020 LETTER TO SHAREHOLDERS Three Months Ended December 31, Year Ended December 31, 2020 2019 2020 2019 Revenue: Ecommerce revenue – net $ 60,167 $ 22,632 $ 158,037 $ 135,277 Other revenue 2,457 523 6,390 3,150 Wholesale vehicle revenue 10,787 4,195 31,291 27,808 Total revenue 73,411 27,350 195,718 166,235 Cost of sales 71,871 28,064 183,537 167,997 Gross profit (loss) 1,540 (714) 12,181 (1,762) Operating expenses: Selling, general and administrative expenses 31,787 17,623 83,896 71,860 Depreciation and amortization 1,277 1,036 4,536 3,221 Total operating expenses 33,064 18,659 88,432 75,081 Loss from operations (31,524) (19,373) (76,251) (76,843) Change in fair value of financial instruments 30,962 — 24,751 144 Interest and other expense, net (3,938) (1,148) (7,646) (3,784) Net loss and comprehensive loss attributable to common stockholders $ (4,500) $ (20,521) $ (59,146) $ (80,483) Net loss per share attributable to common stockholders, basic and diluted $ (0.07) $ (6.51) $ (3.12) $ (25.30) Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted 66,074,932 3,151,520 18,933,980 3,181,273 17 Shift Technologies, Inc. and Subsidiaries Consolidated Statements of Operations and Comprehensive Loss (in thousands, except share and per share amounts) (unaudited)

Q4 2020 LETTER TO SHAREHOLDERS

Shift Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES				
Net loss	$ (4,500)	$ (20,521)	$ (59,146)	$ (80,483)
Adjustments to reconcile net loss to net cash and restricted cash used in operating activities:				
Depreciation and amortization	1,277	1,036	4,536	3,221
Stock-based compensation expense	1,159	308	2,614	1,382
Change in fair value of financial instruments	(30,962)	-	(24,751)	(144)
Non-cash bonuses in satisfaction of loans to related parties	247	-	247	-
Non-cash expense upon milestone achievement	-	4,038	-	6,932
Contra-revenue associated with milestones	159	1,190	637	8,467
Amortization of debt discount	3,755	1,092	7,030	4,200
Compensation expense from exchange of common stock	-	-	-	4,825
Changes in operating assets and liabilities:				
Accounts receivable	(198)	1,830	(6,587)	2,238
Sales returns/cancellation allowance	309	-	613	-
Inventory	(15,601)	4,201	(30,888)	24,874
Prepaid expenses and other current assets	(3,586)	(935)	(3,579)	(626)
Other noncurrent assets	(175)	783	(228)	(98)
Accounts payable	579	(926)	8,094	(3,185)
Accrued expenses and other current liabilities	6,888	(1,382)	14,871	(162)
Other noncurrent liabilities	737	(63)	685	350
Net cash, cash equivalents, and restricted cash used in operating activities	(39,912)	(9,349)	(85,852)	(28,209)
CASH FLOWS FROM INVESTING ACTIVITIES				
Purchases of property and equipment	(577)	(603)	(984)	(1,688)
Capitalized website and internal-use software costs	(1,038)	(1,151)	(3,895)	(4,865)
Net cash, cash equivalents, and restricted cash used in investing activities	(1,615)	(1,754)	(4,879)	(6,553)
CASH FLOWS FROM FINANCING ACTIVITIES				
Proceeds from delayed draw term loans	-	12,500	12,500	12,500
Repayment of delayed draw term loans	(25,000)	-	(25,000)	-
Proceeds from SBA PPP loans	-	-	6,055	-
Repayment of SBA PPP loans	(6,055)	-	(6,055)	-
Proceeds from flooring line of credit facility	28,942	19,811	96,355	112,424
Repayment of flooring line of credit facility	(35,511)	(23,763)	(98,613)	(123,564)
Net contributions from merger and PIPE financing	300,900	-	300,900	-
Exchange of warrants for cash	(7,193)	-	(7,193)	-
Proceeds from issuance of convertible preferred stock	-	-	-	5,800
Issuance costs related to convertible preferred stock	-	80	-	(41)
Proceeds from stock option exercises, including from early exercised options	1,013	85	2,753	157
Repurchase of shares related to early exercised options	1	(27)	(6)	(30)
Net cash, cash equivalents, and restricted cash provided by financing activities	257,097	8,686	281,696	7,246
Net increase (decrease) in cash, cash equivalents and restricted cash	215,570	(2,417)	190,965	(27,516)
Cash, cash equivalents and restricted cash, beginning of year	19,971	46,993	44,576	72,092
Cash, cash equivalents and restricted cash, end of year	$ 235,541	$ 44,576	$ 235,541	$ 44,576

SHIFT 18

Q4 2020 LETTER TO SHAREHOLDERS

Shift Technologies, Inc. and Subsidiaries

Key Operating Metrics

(unaudited)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
Units:				
Ecommerce units	3,308	1,416	9,497	8,263
Wholesale units	1,358	474	3,638	2,828
Total units sold	4,666	1,890	13,135	11,091
Ecommerce ASP	$18,188	$15,983	$16,641	$16,371
Wholesale ASP	$7,943	$8,850	$8,601	$9,833
Gross Profit per Unit				
Ecommerce gross profit per unit	(119)	297	434	485
Other gross profit per unit	743	369	673	382
Wholesale gross profit per unit	(158)	(1,171)	176	(1,080)
Total gross profit per unit	$ 466	$ (505)	$ 1,283	$ (213)
Adjusted GPU[1]				
Ecommerce Adjusted GPU	(119)	297	434	485
Other Adjusted GPU	791	477	740	463
Wholesale Adjusted GPU	(158)	(439)	176	(137)
Total Adjusted GPU	$ 514	$ 335	$ 1,350	$ 811
Average monthly unique visitors	612,456	159,459	369,292	177,407
Average days to sale	43	63	55	66
Ecommerce vehicles available for sale	2,378	1,152	2,378	1,152
# of regional hubs[2]	6	5	6	5

1. Adjusted Gross Profit,Adjusted Gross Profit per Unit, and Adjusted EBITDA are non-GAAP financial measures. Please see the discussion in the section "Explanation of Non-GAAP Measures" and the reconciliations included at the end of this shareholder letter.
2. As of December 31, 2020, the Seattle Hub was active for vehicle storage and sales but had not yet commenced vehicle reconditioning operations.

SHIFT

19

Q4 2020 LETTER TO SHAREHOLDERS

Shift Technologies, Inc. and Subsidiaries
Reconciliation of Gross Profit to Adjusted Gross Profit
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
Total gross profit:				
GAAP total gross profit	$ 1,540	$ (714)	$ 12,181	$ (1,762)
Warrant impact adjustment [1]	159	1,190	637	8,467
Adjusted total gross profit	1,699	476 $	12,818 $	6,705
Ecommerce gross profit:				
GAAP ecommerce gross profit	(395)	421	4,123	4,010
Warrant impact adjustment [1]	—	—	—	—
Adjusted ecommerce gross profit	$ (395)	$ 421	$ 4,123	$ 4,010
Other gross profit:				
GAAP other gross profit	2,457	523	6,390	3,150
Warrant impact adjustment [1]	159	153	637	673
Adjusted other gross profit	$ 2,616	$ 676	$ 7,027	$ 3,823
Wholesale gross profit:				
GAAP wholesale gross profit	(522)	(1,658)	1,668	(8,922)
Warrant impact adjustment [1]	—	1,037	—	7,794
Adjusted wholesale gross profit	$ (522)	$ (621)	$ 1,668	$ (1,128)

1. Elimination of non-cash contra revenue impacts associated with the Lithia warrant agreement. In the referenced warrant agreement, during 2019 Lithia vested in certain warrants to purchase shares of our common stock upon the achievement of various milestones. We have determined that a portion of the value associated with warrant consideration paid to Lithia, as a customer of Shift, should be treated as contra-revenue by Shift following the revenue recognition accounting standards codification ("ASC") topic 606.

SHIFT 20

Q4 2020 LETTER TO SHAREHOLDERS

Shift Technologies, Inc. and Subsidiaries

Reconciliation of Gross Profit Per Unit to Adjusted Gross Profit Per Unit

(unaudited)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
	($ per ecommerce unit)			
Total gross profit per unit:				
GAAP total gross profit per unit	466	(505)	1,283	(213)
Warrant impact adjustment[1] per unit	48	840	67	1,024
Adjusted total gross profit per unit	$ 514	$ 335	$ 1,350	$ 811
Ecommerce gross profit per unit:				
GAAP ecommerce gross profit per unit	(119)	297	434	485
Warrant impact adjustment[1] per unit	—	—	—	—
Adjusted ecommerce gross profit per unit	$ (119)	$ 297	$ 434	$ 485
Other gross profit per unit:				
GAAP other gross profit per unit	743	369	673	382
Warrant impact adjustment[1] per unit	48	108	67	81
Adjusted other gross profit per unit	$ 791	$ 477	$ 740	$ 463
Wholesale gross profit per unit:				
GAAP wholesale gross profit per unit	(158)	(1,171)	176	(1,080)
Warrant impact adjustment[1] per unit	—	732	—	943
Adjusted wholesale gross profit per unit	$ (158)	$ (439)	$ 176	$ (137)

1. Elimination of non-cash contra revenue impacts associated with the Lithia warrant agreement. In the referenced warrant agreement, during 2019 Lithia vested in certain warrants to purchase shares of our common stock upon the achievement of various milestones. We have determined that a portion of the value associated with warrant consideration paid to Lithia, as a customer of Shift, should be treated as contra-revenue by Shift following the revenue recognition accounting standards codification ("ASC") topic 606.

SHIFT 21

Q4 2020 LETTER TO SHAREHOLDERS

Shift Technologies, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
ADJUSTED EBITDA RECONCILIATION				
Net Loss	$ (4,500)	$ (20,521)	$ (59,146)	$ (80,483)
(+) Interest Expense, net[1]	3,938	1,148	7,646	4,507
(+) Stock-based compensation[2]	1,159	308	2,614	6,207
(+) Change in fair value of financial instruments	(30,962)	-	(24,751)	(144)
(+) Depreciation & amortization	1,277	1,036	4,536	3,221
(+) Contra-revenue associated with milestones[3]	159	1,190	637	8,467
(+) Non-cash expense upon milestone achievement[4]	-	4,038	-	6,932
Adjusted EBITDA	$ (28,929)	$ (12,801)	$ (68,464)	$ (51,293)
EBITDA Margin (%)	*(39.4)%*	*(46.8)%*	*(35.0)%*	*(30.9)%*

1. Includes non-cash charge of $2.9 million for the three months and year ended December 31, 2020 to write off deferred borrowing costs in connection with the repayment of the Delayed Draw Term Loan.
2. Includes compensation expense related to secondary stock sales of $4.8 million for the year ended December 31, 2019.
3. Includes non-cash charges related to the Lithia warrants and recorded as contra-revenue on the consolidated statements of operations and comprehensive loss.
4. Includes non-cash charges related to the Lithia warrants and recorded as selling, general, and administrative expenses on the consolidated statements of operations and comprehensive loss.

SHIFT

22

Q4 2020 LETTER TO SHAREHOLDERS Key Operating Metrics Ecommerce Units Sold We define ecommerce units sold as the number of vehicles sold to customers in a given period, net of returns. We currently have a seven-day, 200 mile return policy. The number of ecommerce units sold is the primary driver of our revenues and, indirectly, gross profit, since ecommerce unit sales enable multiple complementary revenue streams, including all financing and protection products. We view ecommerce units sold as a key measure of our growth, as growth in this metric is an indicator of our ability to successfully scale our operations while maintaining product integrity and customer satisfaction. Wholesale Units Sold We define wholesale units sold as the number of vehicles sold through wholesale channels in a given period. While wholesale units are not the primary driver of revenue or gross profit, wholesale is a valuable channel as it allows us to be able to purchase vehicles regardless of condition, which is important for the purpose of accepting a trade-in from a customer making a vehicle purchase from us, and as an online destination for consumers to sell their cars even if not selling us a car that meetings our retail standards. Ecommerce Average Sale Price We define ecommerce average sale price (“ASP”) as the average price paid by a customer for an ecommerce vehicle, calculated as ecommerce revenue divided by ecommerce units. Ecommerce average sale price helps us gauge market demand in real-time and allows us to maintain a range of inventory that most accurately reflects the overall price spectrum of used vehicle sales in the market. Wholesale Average Sale Price We define wholesale average sale price as the average price paid by a customer for a wholesale vehicle, calculated as wholesale revenue divided by wholesale units. We believe this metric provides transparency and is comparable to our peers. Average Monthly Unique Visitors We define a monthly unique visitor as an individual who has visited our website within a calendar month, based on data collected on our website. We calculate average monthly unique visitors as the sum of monthly unique visitors in a given period, divided by the number of months in that 23 period. To classify whether a visitor is “unique”, we dedupe (a technique for eliminating duplicate copies of repeating data) each visitor based on email address and phone number, if available, and if not, we use the anonymous ID which lives in each user’s internet cookies. This practice ensures that we do not double-count individuals who visit our website multiple times within a month. We view average monthly unique visitors as a key indicator of the strength of our brand, the effectiveness of our advertising and merchandising campaigns and consumer awareness. Average Days to Sale We define average days to sale as the number of days between Shift’s acquisition of a vehicle and sale of that vehicle to a customer, averaged across all ecommerce units sold in a period. We view average days to sale as a useful metric in understanding the health of our inventory. Ecommerce Vehicles Available for Sale We define ecommerce vehicles available for sale as the number of ecommerce vehicles in inventory on the last day of a given reporting period. Until we reach an optimal pooled inventory level, we view ecommerce vehicles available for sale as a key measure of our growth. Growth in ecommerce vehicles available for sale increases the selection of vehicles available to consumers, which we believe will allow us to increase the number of vehicles we sell. Moreover, growth in ecommerce vehicles available for sale is an indicator of our ability to scale our vehicle purchasing, inspection and reconditioning operations. Number of Regional Hubs We define a Hub as a physical location at which we store and recondition units bought and sold within a market. Because of our omni-channel fulfillment model with our on-demand delivery test drive offering, we are able to service super-regional areas covering approximately a 60-mile radius from a single Hub location. This is a key metric as each Hub expands our service area as our service area, reconditioning and storage capacity.

Q4 2020 LETTER TO SHAREHOLDERS 24 Explanation Of Non-GAAP Measures In addition to our GAAP results, we review certain non-GAAP financial measures to help us evaluate our business, measure our performance, identify trends affecting our business, establish budgets, measure the effectiveness of investments in our technology and sales and marketing, and assess our operational efficiencies. These non-GAAP measures include Adjusted Gross Profit, Adjusted gross profit per unit (“Adjusted GPU”), and Adjusted EBITDA, each of which is discussed below. These non-GAAP financial measures are not intended to be considered in isolation from, as substitutes for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. You are encouraged to evaluate these adjustments, and review the reconciliation of these non-GAAP financial measures to their most comparable GAAP measures, and the reasons we consider them appropriate. It is important to note that the particular items we exclude from, or include in, our non-GAAP financial measures may differ from the items excluded from, or included in, similar non-GAAP financial measures used by other companies. See “Reconciliation of gross profit to Adjusted Gross Profit,” “Reconciliation of gross profit per unit to Adjusted gross profit per unit” and “Reconciliation of net loss to Adjusted EBITDA” included as part of this shareholder letter. Adjusted Gross Profit Management evaluates our business based on an adjusted gross profit calculation that removes the financial impact associated with milestones achieved under our Lithia warrant arrangement, which resulted in reductions in gross profit in our consolidated financial statements as applicable to the periods presented. This is a non-cash adjustment, and we do not expect any material future non-cash gross profit adjustments related to the Lithia warrant agreement. We examine adjusted gross profit in aggregate as well as for each of our revenue streams: ecommerce, other, and wholesale. Adjusted Gross Profit per Unit We define adjusted gross profit per unit (“Adjusted GPU”) as the adjusted gross profit for ecommerce, other and wholesale, each of which divided by the total number of ecommerce units sold in the period. Adjusted GPU is driven by ecommerce vehicle revenue, which generates additional revenue through attachment of our financing and protection products, and gross profit generated from wholesale vehicle sales. We present Adjusted GPU from our three revenues streams, as ecommerce Adjusted GPU, Wholesale Adjusted GPU and Other Adjusted GPU. We believe Adjusted GPU is a key measure of our growth and long-term profitability.

Q4 2020 LETTER TO SHAREHOLDERS 25 Adjusted EBITDA and Adjusted EBITDA Margin: We define Adjusted EBITDA as net loss adjusted to exclude stock-based compensation expense, depreciation and amortization, net interest income or expense, impact of warrant remeasurement, warrant milestone impact, and other cash and non-cash based income or expenses that we do not consider indicative of our core operating performance, including, but not limited to acquisition and related items. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. We believe Adjusted EBITDA is useful to investors in evaluating our performance for the following reasons: ● Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s performance without regard to items such as those we exclude in calculating this measure, which can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired. ● Our management uses Adjusted EBITDA in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of performance and the effectiveness of our business strategies, and in communications with our board of directors concerning our performance. ● Adjusted EBITDA provides a measure of consistency and comparability with our past performance that many investors find useful, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results of operations as reported under GAAP. These limitations include: ● Stock-based compensation is a non-cash charge and will remain an element of our long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period. ● Depreciation and amortization are non-cash charges, and the assets being depreciated or amortized will often have to be replaced in the future, but Adjusted EBITDA does not reflect any cash requirements for these replacements. ● Adjusted EBITDA does not reflect changes in our working capital needs, capital expenditures, or contractual commitments. ● Adjusted EBITDA does not reflect cash requirements for income taxes and the cash impact of other income or expense. ● Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Our Adjusted EBITDA is influenced by fluctuations in our revenue and the timing and amounts of our investments in our operations. Adjusted EBITDA should not be considered as an alternative to net income (loss), income (loss) from operations, or any other measure of financial performance calculated and presented in accordance with GAAP.

Q4 2020 LETTER TO SHAREHOLDERS Cautionary Statement Regarding Forward Looking Statements This document includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of Shift’s business are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, Shift’s ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (2) costs related to the business combination; (3) changes in applicable laws or regulations; (4) the possibility that Shift may be adversely affected by other economic, business, and/or competitive factors; (5) the operational and financial outlook of Shift; (6) the ability for Shift to execute its growth strategy; and (7) other risks and uncertainties indicated from time to time in other documents filed or to be filed with the SEC by Shift. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Shift undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. 26

Q4 2020 LETTER TO SHAREHOLDERS CONTACT IR/MEDIA ir@shift.com /shiftcars /driveshift /company/shift-cars /driveshiftcars Choose closing page Option 1...